BOSTON SCIENTIFIC ANNOUNCES THIRD QUARTER ADJUSTMENTS

Natick, MA (October 8, 2008) – Boston Scientific (NYSE: BSX) announced today it expects to record the following adjustments to its third quarter results, which it plans to report on October 23rd.

As previously disclosed, the Company received a $250 million milestone payment from Abbott Laboratories (NYSE: ABT) in July, related to Abbott’s 2006 acquisition of Guidant’s vascular intervention and endovascular solutions businesses.  As a result, the Company expects to record a pre-tax operating gain of $250 million ($184 million after tax or approximately $0.12 per share) in the third quarter.  The Company has used the proceeds of the milestone payment and cash flow to retire $500 million of debt in the third quarter.

The Company expects to record an additional pre-tax charge of $334 million ($266 million after tax or approximately $0.18 per share) in the third quarter as a result of a ruling last week by a federal judge in a patent infringement case brought against the Company by Johnson & Johnson (NYSE: JNJ).  As the Company announced on October 1, the judge awarded Johnson & Johnson approximately $703 million in damages and pre-judgment interest.  Earlier this week the U.S. Supreme Court declined to hear the Company’s appeal on the infringement verdict in the Johnson & Johnson case.  The Supreme Court decision is unrelated to the damages ruling, and the Company today reiterated its commitment to appeal the damages ruling to the U.S. Court of Appeals for the Federal Circuit.  This case is separate from the two cases currently on appeal, in which Johnson & Johnson’s CYPHER® drug-eluting stent was found to have infringed two of Boston Scientific’s patents.

The Company intends to post a surety bond at a cost of approximately $7 million in fees – backed by a letter of credit – to secure the damages award.  There should be no additional cash outflow related to this award during the appeal process, which should take approximately 12 to 15 months.

The Company also announced it expects to record a pre-tax, non-cash operating charge of $140 million to $180 million ($115 million to $145 million after tax or approximately $0.08 to $0.10 per share) in the third quarter in relation to impairment charges on intangible assets.  As previously announced, the Company expects to record a net pre-tax gain of $15 million ($9 million after tax or approximately $0.01 per share) in the third quarter on the liquidation of its public and private investment portfolio.

Consistent with previous practice, the Company expects to exclude the net gains and losses associated with the items above from its adjusted earnings per share for the third quarter.  There should be no material effect on the Company’s compliance with bank debt covenants as a result of the third quarter adjustments.  The surety bond will not be treated as debt for purposes of calculating bank covenants, but it will reduce the Company’s $2 billion undrawn revolving bank credit facility to approximately $1.3 billion.  At the end of the second quarter, the Company had cash on hand of $1.6 billion, which has remained largely unchanged.  The Company continues to have substantial liquidity and has been essentially unaffected by the broader credit market issues of recent weeks.

The Company plans to discuss these and other issues on its third quarter earnings call on October 23 at 8:00 a.m. ET.  A press release will be issued after the close of the market on October 22.  (The call had been previously scheduled for October 30.)  A live webcast and archived replay of this call will be available at www.bostonscientific.com in the Investor Relations section.  The webcast is also being distributed over Thomson’s Financial Investor Distribution Network via two locations: www.earnings.com, which is accessible to the public, and www.streetevents.com, a password-protected event management site.  To ensure a timely connection to the live webcast it is recommended that users register at least 15 minutes before the webcast begins.  A replay of the webcast will begin at approximately 11:00 a.m. ET on October 23 and will be available for one year.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our earnings, cash position, financial position and results of operations.  If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; financial market conditions; and, future business decisions made by us and our competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item 1A – Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  We disclaim any intention or obligation to publicly update or revise any forward-looking statements to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

CONTACT:          Paul Donovan
508-650-8541 (office)
508-667-5165 (mobile)
Media Relations
Boston Scientific Corporation

Larry Neumann
508-650-8696 (office)
Investor Relations
Boston Scientific Corporation